Exhibit 99.1

CADUS CORPORATION

PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements give effect to the purchase for cash on February 4, 2014 of two homes in the State of Florida for purposes of renovation or construction and resale.

The following unaudited pro forma consolidated statement of operations for the nine months ended September 30, 2013 gives effect to the above as if the transactions had occurred at the beginning of the period. The unaudited consolidated pro forma balance sheet at September 30, 2013 assumes the effects of the above as if these transactions had occurred as of September 30, 2013.

CADUS CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2013

	As Filed		Adjustments	Pro Forma
Current assets

Cash and cash equivalents	$22,323,333	(B)	$(5,650,000)	$16,591,448
		(A)	(81,885)
Interest receivable	182			182
Prepaid and other current assets	27,606			27,606
Property held for sale		(B)	5,650,000	5,650,000

Total current assets	22,351,121			22,269,236

Investments in other ventures	193,444			193,444
Patents, net	53,845			53,845

Total assets	$22,598,410			$22,516,525

Current liabilities

Accrued expenses	$9,234			$9,234
Total current liabilities	9,234			9,234
Stockholders’ equity
Common stock	132,857			132,857
Additional paid-in capital	59,847,443			59,847,443
Accumulated deficit	(37,091,049)	(A)	(81,885)	(37,172,934)
Treasury stock - at cost	(300,075)			(300,075)
Total stockholders’ equity	22,589,176			22,507,291
Total liabilities and stockholders’ equity	$22,598,410			$22,516,525

(A) Represents real estate taxes, property insurance and utilities for properties held for renovation or construction and resale.

(B) Represents cost of the two properties purchased for renovation or construction and resale.

CADUS CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2013

	As Filed		Adjustments	Pro Forma
License and maintenance fees	$--		$--	$--

Costs and expenses
General and administrative	251,976	(A)	81,885	$333,861
Amortization of patent costs	64,825		--	64,825
Loss from equity in other ventures	367		--	367
	317,168		81,885	399,053
Operating Loss	(317,168)		(81,885)	(399,053)
Interest Income	1,842		--	1,842

Loss before provision for income	(315,326)		(81,885)	(397,211)

Provision for income taxes	--		--	--
Net loss	$(315,326)		$(81,885)	$(397,211)

Basic and diluted loss per common stock outstanding	$(0.02)		$--	$(0.03)

Weighted average shares of common stock outstanding	13,144,040			13,144,040

(A)	Represents real estate taxes, property insurance and utilities for properties held for resale.